Exhibit 99.1

PRESS RELEASE

6D Global Technologies, Inc. Appoints Chief Financial Officer

New York, NY – December 23, 2014 – 6D Global Technologies, Inc. (NASDAQ: SIXD), a premier digital business solutions company serving the digital marketing and technology needs of enterprise-class organizations worldwide, is pleased to announce that Mark Szynkowski has been appointed Chief Financial Officer. In his role, Mr. Szynkowski will report to Tejune Kang, CEO for 6D Global Technologies, Inc. and will have overall responsibility for leading all aspects of corporate finance for the company. Mr. Szynkowski will be based in the Company’s executive office in New York.

Mr. Szynkowski has over 24 years of experience with 18 plus years in managerial roles for private and publically held companies in diverse industries with domestic and international locations. Most recently, Mr. Szynkowski was Vice President of Finance for Epiq Systems, Inc. (NASDAQ: EPIQ), a leading provider of integrated technology products and services for the legal profession where he led operational excellence through innovative solutions and effective change management.  Prior to Epiq Systems, Mr. Szynkowski served as CFO and Controller for multiple high-growth organizations and began his career with Ernst & Young.

“We are delighted to welcome Mark as Chief Financial Officer”, said Tejune Kang, CEO for 6D Global Technologies, Inc. “He is an extremely accomplished business leader, with a fantastic record of delivering strong growth. This, coupled with his deep expertise in managing a technology business makes him the ideal person to fill the CFO role as we continue to accelerate our growth in 2015.”

About 6D Global Technologies, Inc.

6D Global Technologies, Inc. (NASDAQ: SIXD), recently listed and trading on NASDAQ, is a premier digital business solutions company serving the digital marketing and technology needs of enterprise-class organizations worldwide. 6D Global Technologies’ companies offer a full suite of services and solutions to help large organizations optimize digital business channels and create better experiences for their customers, resulting in increased revenue growth and market share. Services include web content management, web analytics, marketing automation, mobile applications, business intelligence, marketing cloud, and IT infrastructure staffing solutions. For more information, visit www.6DGlobal.com.

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Media Contact:
Hilary Smith, Director of Marketing
info@6DGlobal.com  |  303-513-1776